Exhibit 10.8

UNITED TECHNOLOGIES CORPORATION

BOARD OF DIRECTORS

[year] RETAINER PAYMENT ELECTION FORM

I hereby elect to receive my annual retainer for [year] of $100,000 ($110,000 for committee chairpersons, $125,000 for members of the Audit Committee, $135,000 for the Audit Committee chairperson and $135,000 for the director designated to preside at executive sessions of the non-management Directors) in the following form:

60% Tax-Deferred Stock Units and 40% Cash	,

100% Tax-Deferred Stock Units	,

60% Non-Qualified UTC Stock Options/40% Cash	,	or

100% Non-Qualified UTC Stock Options	________

(Please check one of the above)

The number of Tax-Deferred Stock Units will be determined by dividing the portion of your retainer to be paid in Stock Units (60% or 100%) by the closing price of UTC stock on the first business day of the calendar year. Fractional Stock Units will accumulate in the Director’s account. All whole or partial Stock Units will be eligible for dividend equivalents equal to the Corporation’s declared dividend and will be credited to your account as additional Stock Units on the date the dividend is paid.

Upon retirement or termination from the Board, all Stock Units held in the Director’s account will be payable in cash, in either a lump sum or in up to 15 annual installments. During the installment period, the balance in the Director’s account will continue to be valued as Stock Units unless the director elects to convert the units to an interest bearing account (U.S. Treasury bill rate plus 1%). The value of the Director’s account will not be taxable until distribution. In the event of the Director’s death before distribution, account proceeds will be distributed to the Director’s estate unless a specific beneficiary designation has been made. Stock Units will be governed by the terms and conditions of the Director’s Deferred Stock Unit Plan.

The number of the options to be granted in lieu of the designated portion of your retainer will be calculated as of the first business day of the calendar year utilizing the Black-Scholes valuation method. Each stock option will have an exercise price equal to the closing price of UTC stock on the first business day of the calendar year; become exercisable on the third anniversary of the grant date; have a ten year term, and be governed by the terms and conditions of the Nonemployee Director Stock Option Plan.

Name

Date

Please Return to:	Office of the Corporate Secretary United Technologies Corporation Fax (860)-